As filed with the Securities and Exchange Commission on July 1, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SERVICE CORPORATION INTERNATIONAL

(Exact name of registrant as specified in its charter)

Texas	74-1488375
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1929 Allen Parkway Houston, Texas	77019
(Address of Principal Executive Offices)	(Zip Code)

SCI 401(k) RETIREMENT SAVINGS PLAN

(Full title of the plan)

Gregory T. Sangalis, Esq.

Senior Vice President,

General Counsel and Secretary

Service Corporation International

1929 Allen Parkway

Houston, Texas 77019

(Name and address of agent for service)

(713) 522-5141

(Telephone number, including area code, of agent for service)

With Copy to:

Locke Lord LLP

600 Travis, Suite 2800

Houston, Texas 77002

(713) 226-1200

Attention: David Taylor

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)(2)	Amount to be registered	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock, $1.00 par value	5,000,000 shares(1)	$20.52	$102,600,000	$13,215

(1)	This registration statement registers an aggregate of 5,000,000 shares of common stock, par value $1.00 per share, of Service Corporation International (“Common Stock”) under the SCI 401(k) Retirement Savings Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act, there are also registered hereby such indeterminate number of shares of Common Stock as may become issuable by reason of any stock splits, stock dividends or other similar transactions.

(2)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of interests to be offered and sold pursuant to the Plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933 and based upon the average of the high and low sales price of a share of Common Stock as reported by the New York Stock Exchange on June 26, 2014.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by Service Corporation International (the “Company”) with the Securities and Exchange Commission are incorporated herein by reference into this Registration Statement:

1. The Company’s Annual Report on Form 10-K for the year ended December 31, 2013;

2. The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014;

3. The Company’s Current Reports on Form 8-K or Form 8-K/A dated February 28, 2014, March 3, 2014, April 28, 2014, May 12, 2014 and May 19, 2014; and

4. The description of the Common Stock set forth under “Item 1. Description of Securities to be Registered-Capital Stock” in the Form 8, Amendment No. 3, dated September 15, 1982, to the Company’s Registration Statement on Form 8-A.

All documents subsequently filed by the Company or the SCI 401(k) Retirement Savings Plan (the “Plan”) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the filing hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers

The Company is a Texas corporation. Chapter 8 of the Texas Business Organization Code (the “TBOC”) provides that a corporation may indemnify any director or officer who was, is, or is threatened to be made a respondent in a proceeding because the person was or is a director or officer if it is determined that such person (1) acted in good faith, (2) reasonably believed (a) in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation’s best interests, or (b) in other cases, that his conduct was not opposed to the corporation’s best interests, and (3) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, the TBOC requires a corporation to indemnify a director or officer for any action that such director or officer is wholly successful in defending on the merits.

Under the Company’s Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), no director of the registrant will be liable to the registrant or any of its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except for liability (i) for any breach of the director’s duty of loyalty to the registrant or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office, (iv) for acts or omissions for which the liability of a director is expressly provided by statute, or (v) for acts related to an unlawful stock repurchase or dividend payment. The Articles of Incorporation further provide that, if the statutes of Texas are amended to further limit the liability of a director, then the liability of the Company’s directors will be limited to the fullest extent permitted by any such provision.

The Company’s Bylaws provide for indemnification of officers and directors of the registrant and persons serving at the request of the registrant in such capacities for other business organizations against costs and expenses, including payments in settlement of any judgment, fine or penalty incurred by reason of their positions with the registrant or such other business organizations. The Company also has policies insuring its officers and directors and certain officers and directors of its wholly owned subsidiaries against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Act”). In addition, the Company has an Indemnification Agreement with each of its directors and officers providing for the indemnification of each such person to the fullest extent permitted by Texas law.

Item 8. Exhibits

Reference is made to the Exhibit Index which immediately precedes the exhibits filed with this Registration Statement.

Item 9. Undertakings

(a)	The Company hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 1, 2014.

Service Corporation International

By:	/s/ Gregory T. Sangalis
Name: Gregory T. Sangalis
Title: Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints each of Gregory T. Sangalis and Eric D. Tanzberger, or either of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or either of them, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ R.L. Waltrip	Chairman of the Board	July 1, 2014
R.L. Waltrip

/s/ Thomas L. Ryan	President, Chief Executive Officer, and Director (Principal Executive Officer)	July 1, 2014
Thomas L. Ryan

/s/ Eric D. Tanzberger	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	July 1, 2014
Eric D. Tanzberger

/s/ Tammy R. Moore	Vice President and Corporate Controller (Principal Accounting Officer)	July 1, 2014
Tammy R. Moore

/s/ Alan R. Buckwalter, III	Director	July 1, 2014
Alan R. Buckwalter, III

/s/ Anthony L. Coelho	Director	July 1, 2014
Anthony L. Coelho

/s/ Malcolm Gillis	Director	July 1, 2014
Malcolm Gillis

/s/ Victor L. Lund	Director	July 1, 2014
Victor L. Lund

/s/ John W. Mecom, Jr.	Director	July 1, 2014
John W. Mecom, Jr.

/s/ Clifton H. Morris, Jr.	Director	July 1, 2014
Clifton H. Morris, Jr.

/s/ W. Blair Waltrip	Director	July 1, 2014
W. Blair Waltrip

/s/ Marcus A. Watts	Director	July 1, 2014
Marcus A. Watts

/s/ Edward E. Williams	Director	July 1, 2014
Edward E. Williams

Pursuant to the requirements of the Securities Act, the administrator of the SCI 401(k) Retirement Savings Plan has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on July 1, 2014.

SCI 401(k) Retirement Savings Plan

By:	SCI Funeral & Cemetery Purchasing Cooperative, Inc.

By:

By: /s/ Curtis G. Briggs
Name: Curtis G. Briggs Title: Vice President

INDEX TO EXHIBITS

Exhibit	Description of Exhibit
4.1	Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Registration Statement on Form S-3 as filed with the SEC on August 27, 1996 (SEC File No. 333-10867 on Form S-3)).

4.2	Statement of Resolution Establishing Series of Shares of Series D Junior Participating Preferred Stock, dated July 27, 1998 (incorporated by reference to Exhibit 3.2 to Form 10-Q for the fiscal quarter ended June 30, 1998 as filed with the SEC on August 14, 1998 (SEC File No. 001-06402)).

4.3	Bylaws, as amended (incorporated by reference to Exhibit 3.4 to the Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC on February 14, 2014 (SEC File No. 001-06402)).

4.4	SCI 401(k) Retirement Savings Plan, as amended and restated (incorporated by reference to Exhibit 10.29 to the Form 10-K for the fiscal year ended December 31, 2012, as filed with the SEC on February 13, 2013 (SEC File No. 001-06402)).

5.1*	Opinion of Locke Lord LLP.

23.1*	Consent of Locke Lord LLP (included in Exhibit 5.1).

23.2*	Consent of Independent Registered Public Accounting Firm.

24.1*	Powers of Attorney (contained on signature page).

*	Filed herewith.